CONTENTS



           GROUP FINANCIAL REPORT
           CONSOLIDATED FINANCIAL STATEMENTS OF THE CABLECOM GROUP FOR 1999


Page
5          Report to the Board of Directors
6          Consolidated income statement
7          Consolidated balance sheet
8          Consolidated cash flow statement
9          Consolidated statement of shareholders' equity
10 - 31    Notes to the consolidated financial statements

To the Board of Directors of
Cablecom Holding AG
Frauenfeld


We have audited the accompanying consolidated balance sheet of Cablecom Holding AG and its subsidiaries ("Cablecom") as of December 31, 1999 and 1998 and the related income statements, cash flows and shareholders' equity for each of the two years in the period ended December 31, 1999, all expressed in Swiss Francs.

These consolidated financial statements are the responsibility of the Board of Directors. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We confirm that we meet the legal requirements concerning professional qualification and independence.

Our audits were conducted in accordance with the auditing standards promulgated by the profession in Switzerland, which are similar in all material respects to auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement. We have examined on test basis evidence supporting the amounts and disclosures in the consolidated financial statements. We have also assessed the accounting principles used, significant estimates made and the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements give a true and fair view of the consolidated financial position of Cablecom as of December 31, 1999 and 1998 and Cablecom's results of operations and cash flows for each of the two years in the period ended December 31, 1999 in accordance with the Swiss Accounting and Reporting Recommendations and the legal provisions of the Swiss Code of Obligations.

The Swiss Accounting and Reporting Recommendations vary in certain respects from accounting principles generally accepted in the United States of America. The application of the latter would have affected the determination of the consolidated net income for each of the two years in the period ended December 31, 1999 and the determination of consolidated shareholders' equity and consolidated financial position at December 31, 1999 and 1998 to the extent summarized in Note 21 to the consolidated financial statements.

PricewaterhouseCoopers AG




Hansjorg Sagesser               Julie Fitzgerald


Berne, Switzerland,
March 14, 2000, except for Note 21, as to which the date is April 28, 2000

Cablecom Holding AG, Frauenfeld


Consolidated income statement
(CHF in thousands)


                                                                          Notes          1999             1998

Revenue                                                                       3       579,272          564,913
Changes in inventory and capitalized cost                                             107,974           97,135
                                                                                --------------   --------------
Total                                                                                 687,246          662,048
                                                                                --------------   --------------

Goods and services purchased                                                          256,293          265,466
Personnel expenses                                                                    118,823          111,521
Other operating expenses                                                               85,519           77,855
Depreciation and amortization                                                         161,032          139,958
                                                                                --------------   --------------
Total operating expenses                                                              621,667          594,800
                                                                                --------------   --------------

Operating income                                                                       65,579           67,248

Gain on sale of investments                                                   4         5,124           57,745
Financial income                                                              5        20,472            2,481
Financial expense                                                             6      (34,152)         (35,705)
                                                                                --------------   --------------
Income before income taxes and minority interest                                       57,023           91,769

Income tax expense                                                            7      (19,848)         (18,344)
                                                                                --------------   --------------
Income before minority interest                                                        37,175           73,425

Minority interest                                                                       (455)            (310)
                                                                                --------------   --------------
Net income                                                                             36,720           73,115
                                                                                ==============   ==============

Cablecom Holding AG, Frauenfeld


Consolidated balance sheet
(CHF in thousands)


                                                                      Notes     Dec 31, 1999      Dec 31, 1998

Current assets
Cash and cash equivalents                                                             14,205            32,926
Securities available for sale                                                             80             2,192
Accounts receivable                                                                  209,218           219,489
Inventories                                                                 8         58,295            35,366
Other current assets                                                        9         34,709            23,985
                                                                              --------------- -----------------
Total current assets                                                                 316,507           313,958
                                                                              --------------- -----------------

Non-current assets
Property, plant and equipment                                              10      1,906,222         1,585,882
Investments                                                                11          8,948            39,649
Intangible assets                                                                      4,790             5,531
Other non-current assets                                                   12         15,682            18,489
                                                                              --------------- -----------------
Total non-current assets                                                           1,935,642         1,649,551
                                                                              --------------- -----------------
Total assets                                                                       2,252,149         1,963,509
                                                                              =============== =================


Short-term liabilities
Short-term debt                                                            13      1,313,988           523,916
Trade accounts payable                                                                49,870            40,095
Other current liabilities                                                             76,476            63,906
Accruals and deferred revenue                                              14        233,402           266,118
                                                                               -------------- -----------------
Total short-term liabilities                                                       1,673,736           894,035
                                                                               -------------- -----------------

Long-term liabilities
Long-term debt                                                              13        33,345           531,284
Deferred tax provision                                                               236,425           226,694
Other long-term liabilities                                                 15        78,045           102,344
                                                                               -------------- -----------------
Total long-term liabilities                                                          347,815           860,322
                                                                               -------------- -----------------
Total liabilities and provisions                                                   2,021,551         1,754,357
                                                                               -------------- -----------------

Minority interest                                                                     23,800             8,817
                                                                               -------------- -----------------

Shareholders' equity
Share capital                                                                        100,000           100,000
Treasury shares                                                                        4,000             4,000
Retained earnings                                                                    102,798            96,335
                                                                               -------------- -----------------
Total shareholders' equity                                                           206,798           200,335
                                                                               -------------- -----------------
Total liabilities and shareholders' equity                                         2,252,149         1,963,509
                                                                               ============== =================

                                      -7-

Cablecom Holding AG, Frauenfeld


Consolidated cash flow statement
(in CHF thousands)

                                                                                        1999              1998


Income before income taxes and minority interest                                      57,023           91,769

Adjustments for:
Depreciation and amortization                                                        161,032          139,958
Gain on sale of investments                                                          (5,124)         (57,745)
Financial expense                                                                     34,152           35,705
Financial income                                                                    (20,472)          (2,481)
Loss on sale of fixed assets                                                              65            4,441
Increase/(decrease) in provisions                                                   (31,424)           13,669
                                                                                -------------    -------------
                                                                                     195,252          225,316

(Increase)/decrease in trade accounts receivable                                      12,299         (21,581)
Increase in inventories                                                             (22,442)          (3,690)
(Increase)/decrease in other current assets                                          (8,856)            1,592
Increase in trade accounts payable                                                     7,704            9,208
Increase/(decrease)  in accruals and deferred revenue                               (42,465)           36,833
Increase in other current liabilities                                                 10,729            9,739
                                                                                -------------    -------------
Cash generated from operations                                                       152,221          257,417

Dividends received                                                                     1,174              527
Interest received                                                                        272            1,406
Interest paid                                                                       (31,952)         (33,785)
Income taxes paid                                                                   (17,605)         (15,497)
                                                                                -------------    -------------
Net cash provided by operating activities                                            104,110          210,068
                                                                                -------------    -------------

Purchase of property, plant and equipment                                          (200,436)        (167,946)
Acquisition of businesses, net of cash acquired                                     (98,930)         (28,360)
(Purchase)/sale of securities                                                          2,112          (2,143)
Investments in other intangible assets                                               (4,800)          (3,603)
Proceeds from sale of property, plant and equipment                                      467              256
Proceeds from sale of investments                                                      9,755           77,600
(Increase)/decrease in other non-current assets                                      (8,927)          (1,180)
                                                                                -------------    -------------
Net cash used in investing activities                                              (300,759)        (125,376)
                                                                                -------------    -------------

(Repayment)/issuance of short-term debt                                              278,424         (36,685)
Repayment of long-term debt                                                         (90,896)         (17,858)
Dividend paid                                                                        (9,600)          (9,687)
                                                                                -------------    -------------
Net cash from financing activities                                                   177,928         (64,230)
                                                                                -------------    -------------

Net (decrease) / increase in cash and cash equivalents                              (18,721)           20,462
Cash and cash equivalents at start of year                                            32,926           12,464
                                                                                -------------    -------------
Cash and cash equivalents at end of year                                              14,205           32,926
                                                                                =============    =============

                                       -8-

Cablecom Holding AG, Frauenfeld


Consolidated statement of shareholders' equity
(in CHF thousands)

                                                                Reserve for         Retained             Total
                                           Share capital         own shares         earnings            equity

----------------------------------------- --------------- --- -------------- -- ------------- --- -------------

As at 1 January 1998                             100,000              4,000           43,791           147,791
Goodwill                                                                            (12,183)          (12,183)
Negative goodwill                                                                      1,313             1,313
Net income for the year                                -                  -           73,115            73,115
Dividends                                              -                  -          (9,687)           (9,687)
Translation adjustments                                -                  -             (14)              (14)

----------------------------------------- --------------- --- -------------- -- ------------- --- -------------
As at 31 December 1998                           100,000              4,000           96,335           200,335
Effect of eliminating intercompany
profit for the first time                                                            (6,873)           (6,873)
Goodwill                                                                            (13,798)          (13,798)
Net income for the year                                -                  -           36,720            36,720
Dividends                                              -                  -          (9,600)           (9,600)
Translation adjustments                                -                  -               14                14

----------------------------------------- --------------- --- -------------- -- ------------- --- -------------
As at 31 December 1999                           100,000              4,000          102,798           206,798
========================================= =============== === ============== == ============= === =============

As at 31 December 1999 share capital comprises 100,000 registered shares with a par value of CHF 1,000.

Cablecom acquired 63.2% of Swiss Online AG in July 1998 for CHF 23,400k. The goodwill arising on the acquisition of CHF 12,183k was recorded directly to equity in 1998. In 1999, Cablecom acquired a further 26.8% of Swiss Online AG.
The goodwill arising on this acquisition of CHF 10,791k was recorded directly to equity (see Note 16). In addition there were other acquisitions during 1999 that resulted in goodwill of CHF 3,007k (see Note 17).

According  to the Swiss  Accounting  and  Reporting  Recommendations  (ARR) no 2
paragraph 22, intercompany  profits do not have to be eliminated if the internal transfer  prices  are at  market  values  and the  elimination  of such  profits requires  unreasonable  effort or expense.  In 1998,  Cablecom did not eliminate intercompany profits, as the systems in order to determine such profits were not in place. As described in Note 20, the  shareholders of Cablecom entered into an agreement  to sell all of the assets and  liabilities  of Cablecom  Group to NTL
Incorporated.  The financial statements of Cablecom Holding AG were filed by NTL
Incorporated  with the US Securities and Exchange  Commission.  These statements included  a  reconciliation  from  Swiss  ARR to US  GAAP.  Under  US  GAAP  all intercompany  profits must be eliminated.  In order to produce this information,
Management  had  to  implement  appropriate  systems  and  procedures.  In  1999
Cablecom,  therefore,  eliminated  its  intercompany  profits and  recorded  the cumulative  effect of CHF 6,873k,  net of deferred taxes of CHF 1,938k,  against opening retained earnings.

Notes to the consolidated financial statements

1     DESCRIPTION OF BUSINESS

Cablecom Holding AG and its subsidiaries (referred to as "Cablecom") is the principal provider of Cable TV services in Switzerland, offering a comprehensive range of services primarily to residential customers. Cablecom's major lines of business are cable and digital television, internet services, provision of network systems and consumer electronics. Cablecom Holding AG is a stock corporation incorporated in Switzerland, domiciled in Frauenfeld.

2     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The consolidated financial statements of Cablecom have been prepared under the historical cost convention and in accordance with the Swiss Accounting and Reporting Recommendations (Swiss ARR) and in conformity with the legal provisions of the Swiss Code of Obligations. All figures in the consolidated financial statements are quoted in thousand Swiss francs.

The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Although these estimates are based on management's best knowledge of current events and actions Cablecom may undertake in the future, actual results ultimately may differ from those estimates.

Principles of consolidation

The consolidated financial statements of Cablecom include the operations of Cablecom Holding AG and all its direct and indirect subsidiaries which Cablecom Holding AG controls by more than 50 percent of votes.

Material investments and joint ventures where Cablecom exercises significant influence but does not have control are accounted for using the equity method. Under the equity method, investments in affiliated companies are presented at their cost at date of acquisition adjusted for Cablecom's subsequent share in earnings and losses. Investments in which Management intends to dispose are accounted for using the cost method.

Investments in which Cablecom's interest is less than 20 percent are recorded at cost less appropriate allowances in the case of an impairment in value.

A schedule with all significant subsidiaries and investments in affiliated companies is presented in Note 18.

Subsidiaries and investments acquired or disposed of during the year are included in the consolidated financial statements in the year of acquisition and excluded after the date of sale respectively.

All intercompany balances and transactions are eliminated on consolidation. It was Cablecom's policy not to eliminate intercompany profits on consolidation prior to 1999. In 1999 Cablecom eliminated intercompany profits and recorded the cumulative effect of this change in accounting policy against opening retained earnings (see consolidated statement of shareholders' equity).

Significant balances and transactions with investments and joint ventures accounted for using the equity method are separately disclosed as items with affiliated companies.

Foreign currency translation

Transactions denominated in foreign currencies are recorded at the rate of exchange prevailing at the dates of transaction, or at a rate that approximates that rate. At the end of the accounting period the unsettled balances in foreign currency receivables and liabilities are valued at the rate of exchange prevailing at balance sheet date, with resulting exchange rate differences charged to income.

Assets and liabilities of subsidiaries and affiliated companies accounted for using the equity method reporting in currencies other than Swiss francs are translated at the rates of exchange prevailing at balance sheet date. Income, expenses and cash flows are translated at the average exchange rates for the period. Translation gains and losses are recorded directly to retained earnings.



Cash and cash equivalents

Cash includes petty cash, cash at banks and cash on deposit. Cash equivalents include term deposits with the Swiss Post and other financial institutions, as well as short-term money market investments with original maturity dates of three months or less.

Trade accounts receivable

Trade accounts receivable are recorded at nominal value less an allowance for receivables whose collection is considered uncertain.


Inventories

Inventories consist primarily of consumer equipment for resale and supplies used in constructing and maintaining the network. Inventories are valued at the lower of cost and net realisable value using the weighted average method. Allowances are made for obsolete and slow-moving items.


Treasury stock

Treasury stock is recorded under investments at the acquisition cost. A reserve for own shares is recorded within shareholders' equity at nominal value.


Property, plant and equipment

Property, plant and equipment are recorded at historic cost less accumulated depreciation. Depreciation expense is recognized on a straight-line basis over the estimated useful life of the assets as follows:

       Communication equipment
       Communication network                                16          years
       Backbone                                              6 - 20     years
       Other communication equipment                         3 -  6     years

       Other tangible assets
       Real estate, primarily office buildings              33 - 50     years
       Other tangible assets                                 3 -  6     years


Goodwill and negative goodwill

The excess of the purchase price of acquisitions and the fair value of net tangible and intangible assets acquired is classified as goodwill and is offset against shareholders' equity at the time of acquisition.

When the purchase price of the acquisition is less than the fair value of net assets acquired, the difference is recorded as negative goodwill and as an increase of shareholders' equity.

Intangible assets

Intangible assets, which comprise primarily software acquired from third parties, are capitalized and amortized over their estimated useful life, between 3 and 5 years.

Deferred taxes

Deferred income tax is provided, using the liability method, for all temporary differences arising between the tax bases of assets and liabilities and their carrying values for financial reporting purposes. Currently enacted tax rates are used to determine the deferred tax liability or asset.

In applying purchase accounting for business combinations, at the date of acquisition Cablecom records a deferred tax liability or asset on the difference between the fair value and the tax basis of assets acquired.

Deferred tax assets relating to the carry forward of unused tax losses are recognized to the extent that it is probable that future taxable profit will be available against which the unused tax losses can be utilised.

Revenue recognition and deferred revenue

Revenue includes all sales of goods and services, net of any value-added taxes, rebates and discounts. Revenue is recognized when goods are delivered or services are rendered. Subscription revenue, which is generally invoiced in advance on an annual basis, is recognized rateably over the year. Annual subscriptions received in advance are recorded as deferred revenue.


Changes in inventory and capitalized costs

Cablecom's consolidated income statement is prepared on the total cost basis commonly used in Switzerland. Costs to be capitalized and expensed in future periods, such as costs capitalized on construction projects, are classified in the consolidated income statement as revenues with a corresponding amount included in expenses such that the net effect is zero.

Employee benefit plans

Cablecom maintains several retirement plans covering all of its employees, including its executive officers. In addition to retirement benefits, Cablecom provides benefits on the death or long term disability of its employees.

Cablecom retirement plans are structured according to the principles of the Swiss Occupational Benefits Law (BVG) and are substantially identical to the BVG program except that Cablecom plans also cover salaries above the salary limit of the BVG. Cablecom and its employees pay retirement contributions, which are defined as a percentage of the employees covered salaries, into the pension plans. The plans are considered to be defined benefit plans and the contributions which Cablecom is called upon to pay in respect of a particular period are recorded as an expense in that period. The Swiss Institute of Certified Accountants and Tax Consultants has issued Accounting and Reporting Recommendation No. 16 "Employee Benefit Obligations". Under this standard, pension expense will be actuarially determined. This standard will be required to be adopted for periods beginning on January 1, 2000. Management has not determined the effect of the new standard.

Financial derivatives

Derivative transactions have been undertaken for purposes of hedging variable interest rate loans. Cablecom has entered into interest rate swaps and caps, where the variable interest rates payable on the loans can be exchanged for fixed interest rates. The premium paid for the interest rate caps is expensed over the life of the cap.

Cash flow statement

The cash flow statement presented within the financial statements conforms with International Accounting Standards No 7.

3     REVENUE
(in CHF thousands)                                 1999                    1998
                                      ------------------       -----------------

Cable and digital television                    351,977                 346,238
Internet                                         32,232                  32,404
Systems                                          76,395                  67,548
Consumer electronics                            118,668                 118,723

                                      ------------------       -----------------
Total revenue                                   579,272                 564,913
                                      ==================       =================

Revenue from consumer electronics comprises the sale of electronic goods from Cablecom's retail outlets throughout Switzerland. Goods purchased for the sale of consumer electronics is CHF 57,964k in 1999 (1998: CHF 56,766k)

Revenue from systems comprises primarily services provided for network design and build.

4     GAIN ON SALE ON INVESTMENTS

During 1999, Cablecom sold its investment in IRPSA for CHF 9,755k, realizing a gain on sale of CHF 5,124k. In 1998, Cablecom sold its 33.3% investment in Gvanim Cable Ltd for CHF 71,817k, realizing a gain on sale of CHF 55,885. In addition, Cablecom sold its 100% investment in Valvision SA, France for CHF 5,783k, realizing a gain on sale of CHF 1,860k. Cablecom historically recorded these investments at cost rather than equity, as it was Management's intention from the date of acquisition to dispose of these investments.


5     FINANCIAL INCOME

Included  within  financial  income is  interest  income  from  non-consolidated
companies   of  CHF  145k  in  1999  (1998:   CHF  132k)  and   dividends   from
non-consolidated companies of CHF 673k in 1999 (1998: CHF 527k) (see Note 12).

Included within financial income in 1999 is the repayment of a loan to Valvision SA, which was sold in 1998, of CHF 14,092k which was previously written off. Also included within financial income in 1999 is the release of a provision of CHF 3,800k on Cablecom's investment in Balcab AG. During 1999, Cablecom acquired all the remaining shares of Balcab AG (see Note 17).


6     FINANCIAL EXPENSE

Included within financial expense is interest payable to shareholders of CHF 9,730k in 1999 (1998: CHF 9,132k).

7       INCOME TAX EXPENSE

(in CHF thousands)                                    1999                1998
                                            ---------------      --------------

Current tax expense                                 25,923              25,513
Deferred tax credit                                (6,075)             (7,169)

                                            ---------------      --------------
Total income tax expense                            19,848              18,344
                                            ===============      ==============


Taxable income in Switzerland is allocated among the 26 cantons, each canton has a different tax rate. Cablecom's weighted average statutory tax rate for Federal and Cantonal taxes, which is based on the relationship between the income earned in the canton and the corresponding tax rate for that canton, is 22%. The primary difference between the statutory rate and the effective rate is attributable to various expenses that are not deductible for tax purposes and net operating losses of subsidiaries which cannot be recognised.

The deferred tax liability is primarily attributable to differences between the financial statement basis and tax basis of property, plant and equipment.

At December 31, 1999, certain subsidiaries of Cablecom had net operating loss carryforwards of CHF 52,031k, representing a contingent deferred tax asset of CHF 11,453k. The majority of the operating loss carryforwards expire in 2006. Management does not believe that it is probable that it will be able to utilize these loss carryforwards and no asset has been recorded.


8     INVENTORIES

(in CHF thousands)                              31.12.1999          31.12.1998
                                           ----------------     ---------------

Raw material and supplies                           34,657              24,320
Work in progress                                    23,638              11,046

                                           ----------------     ---------------
Total inventories                                   58,295              35,366
                                           ================     ===============

9     OTHER CURRENT ASSETS

(in CHF thousands)                             31.12.1999           31.12.1998
                                         -----------------    -----------------

 Receivables from affiliated companies                  0                  754
 Other receivables                                 17,562               15,375
 Prepaid expenses                                  17,147                7,856

                                         -----------------    -----------------
 Total other current assets                        34,709               23,985
                                         =================    =================

10      PROPERTY, PLANT AND EQUIPMENT

(in CHF thousands)                                              Communication           Other            Total
                                                                     equipment        tangible         tangible
                                                Real estate                             assets           assets
                                               -------------    --------------     ------------    -------------

Historical cost at December 31, 1998                 52,829         1,842,401          117,800        2,013,030
Accumulated depreciation                            (4,113)         (351,129)         (71,906)        (427,148)
                                               -------------    --------------     ------------    -------------
Net book value at December 31, 1998                  48,716         1,491,272           45,894        1,585,882
                                               =============    ==============     ============    =============


Historical cost at December 31, 1999                 65,431         2,269,818          151,811        2,487,060
Accumulated depreciation                            (5,858)         (476,744)         (98,236)        (580,838)
                                               -------------    --------------     ------------    -------------
Net book value at December 31, 1999                  59,573         1,793,074           53,575        1,906,222
                                               =============    ==============     ============    =============



The fire insurance  value of the tangible assets was CHF 272,355k as at December
31, 1999 (1998: CHF 257,634k). Only the technical equipment located in the head stations is insured; the cable and ducts are not covered by insurance.

11    INVESTMENTS

The investments of CHF 8,948k comprise several insignificant investments at December 31, 1999. At December 31, 1998, investments of CHF 39,649k comprised Balcab AG (41.1%), IRPSA (48%) and several insignificant investments.

During 1999 Cablecom  acquired all the  remaining  shares of Balcab AG (see Note
17). In addition, Cablecom sold its shares in IRPSA in 1999 (see Note 4).


12    OTHER NON-CURRENT ASSETS

(in CHF thousands)                             31.12.1999           31.12.1998
                                         -----------------       --------------

Treasury shares                                    13,098               13,098
Loans to non-consolidated companies (see Note 5)      760                4,060
Other non-current assets                            1,824                1,331

                                         -----------------       --------------
Total other non-current assets                     15,682               18,489
                                         =================       ==============


13    DEBT

(in CHF thousands)                             31.12.1999           31.12.1998
                                           ---------------       --------------

Short-term
Bank overdrafts                                    16,930               94,916
Bank debt                                         800,015              429,000
Shareholders loans                                497,043                    0
                                          ----------------     ----------------
Total short-term debt                           1,313,988              523,916
                                          ================     ================


The interest rate on bank overdrafts outstanding was between 1.7 and 2.6% in 1999 (1998: between 1.7 and 2%).

Bank debts of CHF 575,000k outstanding as at December 31, 1999 are due for repayment on the closing date of the sale of Cablecom to NTL Inc., which is planned for the first half of 2000.

The remaining bank debts of CHF 225,000k outstanding at December 31, 1999 are due for repayment during the first quarter of 2000. The interest rate on these loans is based on LIBOR and was between 2 and 2.8% during 1999 (1998: approximately 2%).

Cablecom  has  loan  agreements  with  its  current  shareholders  totaling  CHF
497,043k. In most cases there are no repayment terms specified in the agreements. These loans will become due on the closing of the sale of Cablecom to NTL Inc., which is planned for the first half of 2000 (see Note 20). The interest on such loans is based on LIBOR and was between 2.1 and 2.3% in 1999 (1998: approximately 1.7%).


                                               31.12.1999           31.12.1998
                                          ----------------     ----------------
 Long-term
 Bank loans                                        33,345               87,284
 Shareholders' loans                                    0              444,000

                                          ----------------     ----------------
                                                   33,345              531,284
                                          ================     ================




Maturity of long-term debt
Within 1 - 2 years                                    600               87,284
Within 2 - 3 years                                 30,000                    0
Over 3 years                                        2,745                    0
Shareholders' loans (no contractual due date)           0              444,000

                                          ----------------     ----------------
Total long-term debt                               33,345              531,284
                                          ================     ================


The interest on the long-term bank loans was  approximately  2.3% in 1999 (1998:
2.4%).

In 1997, OTC Interest Swaps with a four year term worth a total of CHF 400,000k were acquired. In 1998, these contracts were extended by one year and a new contract was taken out for an amount of CHF 100,000k with a five year duration. Under the terms of these contracts, variable interest rates are exchanged for fixed rates. The fixed interest rate is 2.9%. The difference between the variable and the fixed rates is recognized in income as incurred.

Interest caps (OTC options) worth a total of CHF 75,000k and CHF 25,000k were purchased in 1995 and 1996 respectively. The average strike rate of these caps is 5 1/8% and they expire in the year 2000. The premium paid of CHF 1,900k is being expensed over the life of the cap.

As at 31 December 1999,  property,  plant and equipment worth CHF 19,572k (1998:
CHF 23,071k), accounts receivable worth CHF 400k (1998: CHF 400k), and securities worth CHF 0k (1998: CHF 2,123k) had been pledged as security for bank loans.

14    ACCRUALS AND DEFERRED REVENUE

(in CHF thousands)                              31.12.1999          31.12.1998
                                           ----------------     ---------------

Deferred revenue                                   186,189             222,407
Accruals                                            47,213              43,711
                                           ----------------     ---------------
Total accruals and deferred revenue                233,402             266,118
                                           ================     ===============


Deferred revenue at December 31, 1999 and 1998 comprises subscription revenue, which is generally invoiced annually in December in advance and is released into income rateably over the year.


15    OTHER LONG-TERM LIABILITIES

(in CHF thousands)                              31.12.1999          31.12.1998
                                           ----------------     ---------------

Provision on non-consolidated companies                  0              10,007
Provision for income taxes                          45,317              44,183
Other long-term liabilities                         32,728              48,154

                                           ----------------     ---------------
Total long-term liabilities                         78,045             102,344
                                           ================     ===============


16    ACQUISITION OF A FURTHER 26.8% OF SWISS ONLINE AG

In July 1998, Cablecom acquired 63.2% of the shares of Swiss Online AG, one of the largest Internet Service Providers in Switzerland, for approximately CHF 23,400k in cash. Swiss Online was consolidated from January 1, 1998 in accordance with the purchase method. The goodwill arising on this acquisition of CHF 12,183k was charged directly to equity.

In 1999, Cablecom acquired a further 26.8% of the shares of Swiss Online AG for CHF 10,791k in cash. This acquisition was accounted for using the purchase method. The entire purchase price was allocated to goodwill (see statement of shareholders' equity).

The remaining 10% of the shares of Swiss Online AG were acquired for CHF 3,924k in January 2000.


17    ACQUISITION OF MAJOR SUBSIDIARIES

In July 1999, Cablecom acquired 100% of the share capital of Kilchenmann Holding AG, a cable TV operator in the Canton of Berne, for CHF 9,500k in cash. Kilchenmann was consolidated from end of July 1999 in accordance with the purchase method.

In October 1999, Cablecom acquired the remaining 59% of the share capital of Balcab AG, a cable TV operator in Basle, for CHF 39,500k in cash. The acquisition was financed by loans provided by Cablecom's shareholders. Balcab was consolidated from October 1, 1999 in accordance with the purchase method.

In October 1999, Cablecom acquired 66.7% of the share capital of Sitel SA for CHF 29.2 million in cash. Sitel SA offers cable TV and certain telecommunication services in the Canton of Vaud. Sitel was consolidated from October 1, 1999 in accordance with the purchase method.

18    GOODWILL

It is Cablecom's policy to offset goodwill and negative goodwill arising on acquisitions directly against shareholders' equity. If the goodwill and negative goodwill had been capitalized and amortized over its useful life of 5 years, net income for 1999 would have decreased by CHF 864k and total assets would have increased by CHF 13,298k at December 31, 1999.

19    Significant subsidiaries
                                    Business   Share       Capital     Conso-
                                               capital      owned      lidation
 Company                                       in 1,000                 method
---------------------------------- --------- -----------   --------  ----------

 Balcab 2)                             T      CHF 22,080     100 %         F
 Cablecom AG                           T      CHF 12,000     100 %         F
 Cablecom (Bern) AG                    T      CHF  1,000     100 %         F
 Cablecom Engineering AG               S      CHF  2,000     100 %         F
 Cablecom Kabelkommunikation
 GmbH                                  T      ATS    500     100 %         F
 Cablecom Media AG                     T      CHF  1,000     100 %         F
 Cablecom (Mittelland) AG              T      CHF  9,100     100 %         F
 Cablecom (Ostschweiz) AG              T      CHF  6,300     100 %         F
 Cablecom (Suisse Romande) SA          T      CHF  6,000     100 %         F
 Cablecom (Ticino) SA                  T      CHF 10,000     100 %         F
 Cablecom (Zentralschweiz) AG          T      CHF  4,510     100 %         F
 Cable Signal Olten AG 2)              T      CHF    500     100 %         F
 Coditel SA                            T      CHF  4,500     100 %         F
 Kilchenmann Holding AG 1)             FH     CHF    800     100 %         F
 Rediffusion AG                        E      CHF  5,000     100 %         F
 Rera AG Immobiliengesellschaft        R      CHF  3,000     100 %         F
 Sitel SA 1)                           T      CHF 20,580      67 %         F
 Swiss Online AG 2)                    I      CHF  6,667      90 %         F
 Tinet SA 1)                           I      CHF    800      80 %         F
 Video 2000 SA                         T      CHF  1,000      60 %         F

  Abbreviations
  T   =  Cable Television
  I   =  Internet
  S   =  Systems
  E   =  Consumer Electronics
  FH   =  Finance Company/ Holding
  R   =  Real estate company
  F   =  Full consolidation by purchase method
 ATS  = Austrian schillings

1)   These shareholding interests were acquired in 1999

2) These shareholdings interests were increased as follows in the year under review:

      Balcab (see Note 17)                              from 41% to 100%
      Cable Signal Olten AG                             from 67% to 100%
      Swiss Online AG                                   from 63% to 90%

20    SALE OF CABLECOM TO NTL INCORPORATED

In December 1999, the shareholders' of Cablecom entered into an agreement to sell all of the assets and liabilities of the Cablecom group to NTL Incorporated, a public company in the United States, for approximately CHF 5,400 million. The net purchase price is subject to adjustment and the transaction is expected to close in the first half of 2000.


21     DIFFERENCES BETWEEN SWISS AND UNITED STATES ACCOUNTING PRINCIPLES

The consolidated financial statements have been prepared in accordance with Swiss Accounting and Reporting Recommendations (Swiss ARR), which differ in certain respects from generally accepted accounting principles in the United States (U.S. GAAP). Application of U.S. GAAP would have affected the balance sheet as of December 31, 1999 and 1998 and net income for each of the years in the two-year period ended December 31, 1999 to the extent described below. This information has been presented in accordance with Item 17 of Form 20-F. Information about differences in the cash flow statement are not presented as Cablecom's cash flow statement has been prepared in accordance with International Accounting Standards No. 7.

RECONCILIATION FROM SWISS ARR TO U.S. GAAP

The following schedule illustrates the significant adjustments to reconcile net income in accordance with Swiss ARR to the amounts determined in accordance with U.S. GAAP for each of the two years ended December 31, 1999.

(CHF in thousands)                                                               1999                    1998
                                                                    ------------------      ------------------

Net income according to Swiss ARR                                             36,720                  73,115
                                                                    ------------------      ------------------

U.S. GAAP adjustments
a)  Deferred installation revenues                                           (9,779)                (11,252)
b)  Elimination of unrealized intercompany profits                                 -                 (6,525)
c)  Capitalization of interest                                                 1,397                   1,136
d)  Restructuring and other provisions                                      (27,196)                   7,007
e)  Employee pensions                                                          2,916                   3,916
f)  SECE purchase accounting - goodwill amortization                        (15,688)                (15,688)
f)  SECE purchase accounting - depreciation expense                           21,362                  21,362
g)  Swiss Online purchase accounting                                           1,508                 (4,095)
h)  Investments and Balcab purchase accounting                               (1,385)                 (2,082)
i)  Negative goodwill                                                            922                     922
k)  Goodwill                                                                   (188)                       -
l)  Deferred income taxes                                                      2,222                 (3,645)
                                                                    ------------------      ------------------
Total U.S. GAAP adjustments                                                 (23,909)                 (8,944)
                                                                    ------------------      ------------------

Net income under U.S. GAAP                                                    12,811                  64,171
                                                                    ==================      ==================

                                      -23-

The following schedule illustrates the significant adjustments necessary to reconcile shareholders' equity in accordance with Swiss ARR to the amounts in accordance with U.S. GAAP as at December 31, 1999 and 1998.


(in CHF thousands)                                                           31.12.99                31.12.98
                                                                    ------------------      ------------------

Shareholders' equity according to Swiss ARR                                   206,798                 200,335
                                                                    ------------------      ------------------

U.S. GAAP adjustments
a)  Deferred installation revenues                                           (41,121)                (31,342)
b)  Elimination of unrealized intercompany profits                                  -                 (8,811)
c)  Capitalization of interest                                                  3,322                   1,925
d)  Restructuring and other provisions                                          5,974                  33,170
e)  Employee pensions                                                          16,123                  13,207
f)  SECE purchase accounting - goodwill                                       200,016                 215,704
f)  SECE purchase accounting - property plant and equipment                 (272,364)               (293,726)
f)  SECE purchase accounting - investments                                          -                 (5,452)
g)  Swiss Online purchase accounting                                           20,387                   8,088
h)  Investments and Balcab purchase accounting                               (10,989)                 (4,152)
i)  Negative goodwill                                                        (12,084)                (13,006)
j)  Treasury shares - other non-current assets                               (13,098)                (13,098)
k)  Goodwill                                                                    2,819                       -
l)  Deferred income taxes                                                      62,723                  62,439
                                                                    ------------------      ------------------
Total U.S. GAAP adjustments                                                  (38,292)                (35,054)
                                                                    ------------------      ------------------

Shareholders' equity according to U.S. GAAP                                   168,506                 165,281
                                                                    ==================      ==================




A)       DEFERRED INSTALLATION REVENUES

Cablecom receives a fee for connecting customers to the network. Under Swiss ARR, fees received from installation are recognized as revenue in the period received. Under U.S. GAAP, Cablecom follows the guidance prescribed by SFAS 51 - "Financial Reporting by Cable Television Companies." Under this standard, revenue from installation is recognized to the extent of direct selling costs incurred. The remainder is deferred and amortized over the estimated average period that the subscribers are expected to remain connected.

The amount of revenue that was deferred as well as the amount that was reversed is presented below:

                           Originating that  Reversing amounts
                           is deferred       previously deferred   Net deferral

Beginning of 1998                                                         20,090
1998                           13,473             2,221                   11,252
1999                           12,800             3,021                    9,779
                                                                    ------------
                                                                          41,121
                                                                    ============


B)       ELIMINATION OF UNREALIZED INTERCOMPANY PROFITS

In  1998,  under  Swiss  ARR,  Cablecom  capitalized   unrealized  profits  from
intercompany charges relating to the construction of property, plant and equipment. Under U.S. GAAP, intercompany profits are eliminated in consolidation. For U.S. GAAP purposes, unrealized gains totaling CHF 7,127k for the year ended December 31, 1998 were eliminated from changes in inventory and capitalized cost. Property, plant and equipment would have been reduced by CHF 8,811k (net of accumulated depreciation of CHF 828k) as of December 31, 1998 and depreciation expense would have been reduced by CHF 602k for the year ended December 31, 1998. In 1999, as indicated in the statement of shareholders' equity, Cablecom changed its policy under Swiss ARR and eliminated intercompany profits and recorded the cumulative effect of CHF 6,873k, net of deferred taxes of CHF 1,938k, against opening retained earnings.


C)       CAPITALIZATION OF INTEREST

As allowed by Swiss ARR, Cablecom does not capitalize interest. U.S. GAAP requires the interest cost incurred during the construction of qualifying assets to be capitalized and amortized over the life of the asset. For U.S. GAAP purposes, Cablecom would have reduced financial expense for capitalized interest by CHF 1,631k and CHF 1,267k for the years ended December 31, 1999 and 1998, respectively. Property, plant and equipment would have increased by CHF 3,322k and CHF 1,925k (net of accumulated depreciation of CHF 418k and CHF 184k) as of December 31, 1999 and 1998, respectively and depreciation expense would have increased CHF 234k and CHF 131k for the periods the years ended December 31, 1999 and 1998, respectively.

D)        RESTRUCTURING AND OTHER PROVISIONS

The guidance for determining the period that a provision for restructuring or other items should be recorded under Swiss ARR is not as specific as under U.S. GAAP. Swiss ARR utilize the prudence concept of recognizing losses. These concepts will generally result in the recognition of a loss before it would be recognized under U.S. GAAP. In addition, the criteria to determine the period of recognition is more flexible under Swiss ARR compared to U.S. GAAP. Cablecom recognized restructuring charges and other provisions under Swiss ARR before such charges would meet the criteria for recognition as a liability under U.S. GAAP. In determining the U.S. GAAP information, Cablecom recorded the liability and the expense using the guidance in EITF 94-3 and other appropriate standards.

Included within financial income in 1999 under Swiss ARR is the repayment of a loan to Valvision of CHF 14,092k, which was previously written off. This loan had not been written off under U.S. GAAP, and, accordingly, financial income would have decreased. Also included within financial income in 1999 under Swiss ARR is the release of a provision of CHF 3,800k on Cablecom's investment in Balcab AG. No such provision was recorded under U.S. GAAP (see Note 5). In 1999 Cablecom recorded a gain of CHF 5,124k on the sale of its investment in IRPSA under Swiss ARR (see Note 4). CHF 3,067k of the gain recorded related to the release of provisions. No such provision had been recorded under U.S. GAAP.

E)       EMPLOYEE PENSIONS

As described in Note 2, Cablecom recognizes expense as contributions are made to the plan. These plans would be considered a defined benefit plan under U.S. GAAP, and would be accounted for in accordance with the provisions of Statements of Financial Accounting Standards (SFAS) 87 "Employers Accounting for Pensions".

It was not feasible for Cablecom to adopt SFAS 87 at the effective date indicated in the standard. Accordingly, for purposes of preparing information in accordance with U.S. GAAP, Cablecom applied a method of adoption that is acceptable to the U.S. Securities and Exchange Commission. The standard was adopted effective January 1, 1997 - the first period that U.S. GAAP information is provided. At this date, Cablecom determined the difference between plan assets and the projected benefit obligation in accordance with SFAS 87. It recorded a portion of the transition asset directly to equity based on the ratio of: (a) the years elapsed between the effective date in the standard and the adoption date, to (b) the remaining service period of employees expected to receive benefits as estimated at the adoption date.

The primary assumptions used for the SFAS 87 calculations are as follows:

(CHF in thousands)                                                             1999                      1998
                                                                  ------------------        ------------------

Weighted average discount rate                                                4.00%                     3.75%
Rate of increase in future compensation levels                                2.00%                     2.00%
Expected long-term rate of return of plan assets                              5.50%                     5.00%



The projected benefit obligation and plan assets are shown below:

(CHF in thousands)                                                             1999                      1998
                                                                  ------------------        ------------------

Projected benefit obligation                                                199,094                   197,733
Fair value of plan assets                                                   227,002                   216,523


F)       SECE PURCHASE ACCOUNTING

In 1996, Cablecom acquired SECE Group for CHF 691,000k. Under Swiss ARR, Cablecom did not allocate any of the purchase price to goodwill. Rather, once the fair value of the purchase price was allocated to other identifiable tangible and intangible assets, all of the remaining amount was allocated to property plant and equipment - network. Cablecom further increased the amount allocated to the network by the amount of the deferred tax liability for the difference between the values assigned for financial statement purposes under Swiss ARR and the amount of the tax basis. Under U.S. GAAP, the amount of the purchase price allocated to the network was based on its fair value. The amount of the purchase price that exceeded fair value was allocated to goodwill. In addition, goodwill was increased by the amount the deferred tax liability that was recorded at the date of the acquisition for the difference in the tax basis and the basis recorded under U.S. GAAP. Also, the amount allocated to its investment in Balcab was CHF 5,452k lower under U.S. GAAP. As described in Note 17 Cablecom acquired all of the outstanding shares of Balcab AG during 1999. This difference in the amount assigned to the investment was taken into consideration in determining the purchase price allocation (see Note 21 h)).

As a result of the differences in the methodology of purchase price allocation, the amount assigned to property plant and equipment would have decreased by CHF 341,790k and the amount of goodwill would have increased by CHF 251,001k under U.S. GAAP. The difference between these amounts would be a reduction in the deferred tax liability. (The tax effect of all differences between Swiss ARR and U.S. GAAP is included in entry l) below.) Goodwill is amortized over 16 years under U.S. GAAP. At December 31, 1999, the amount of the adjustment to accumulated depreciation would have been CHF 69,426k, and the amount of the adjustment to accumulated amortization of goodwill would have been CHF 50,985k.


G)       SWISS ONLINE PURCHASE ACCOUNTING

     Cablecom acquired a 63.2% interest in Swiss Online (SOL) in July 1998 and a further 26.8% during 1999. Under Swiss ARR, Cablecom consolidated 100% of SOL since January 1, 1998. Cablecom recorded the amount allocated to goodwill of CHF 12,183k in 1998 and CHF 10,791k in 1999 as a reduction of retained earnings. Under U.S. GAAP, these amounts would have been recorded as an asset and amortized over a useful life of 5 years. The amount allocated to goodwill in 1998 would have been increased by CHF 5,638k for intangible assets, primarily software development costs, that would not be capitalized under US GAAP. This increase in goodwill would have been reduced by CHF 2,570k relating to the inclusion of operating results prior to the date of acquisition. Under U.S. GAAP, goodwill would have been CHF 20,387k and CHF 13,726k (net of accumulated amortization of CHF 5,655k and CHF 1,525k)at December 31, 1999 and 1998, respectively. Amortization expense would have been CHF 4,130k and CHF 1,525k in 1999 and 1998, respectively. In addition, amortization expense under Swiss ARR includes a write off of intangible assets of CHF 5,638k in 1999 that would not be recognized under U.S. GAAP as the asset was never recorded. Accordingly, U.S. GAAP income is increased by this amount.

H)       INVESTMENTS

In 1998 and through to the acquisition of the remainder of the outstanding shares of Balcab AG in October 1999, Cablecom accounted for this investment under the cost method. Under the cost method, dividends are recorded as income when declared. Under the equity method, Cablecom would recognize in income its pro rata share of income from Balcab after adjusting interest income on loans to Balcab. Because the difference between these two amounts was not material, no adjustments were made under Swiss ARR from autumn 1996, when Cablecom acquired a minority interest in Balcab, to October 1999, when Cablecom acquired the remainder of the outstanding shares. However, until October 1999, property plant and equipment at Balcab was depreciated over a 30-year concession period under Swiss ARR. As from October 1999, these assets are being depreciated over 16 years, which represents the useful life of the underlying assets. Under U.S. GAAP, these assets would have always been depreciated over their shorter useful life. Balcab was consolidated from October 1, 1999 in accordance with the purchase method. Under U.S. GAAP, property plant and equipment was reduced by the amount of the difference between the book value of the assets using a useful life of 30 years compared to 16 years. As noted in Note 21 f) the amount allocated to Cablecom's investment in Balcab was CHF 5,452k lower under U.S. GAAP. This amount was adjusted against property, plant and equipment in the purchase price allocation.

Under U.S. GAAP, IRPSA and Gvanim would be accounted for under the equity method and Valvision would be accounted for under the consolidation method. The difference in net income for 1998 compared to the cost method used under Swiss ARR is not material. The effect on the major balance sheet items at December 31, 1998 of not consolidating Valvision would also be immaterial. All these investments had been disposed off by December 31, 1999.


I)       NEGATIVE GOODWILL

Under Swiss ARR, when the purchase price of an acquisition is less than the fair value of the net assets acquired, the difference is recorded as an increase in shareholders' equity. Under U.S. GAAP, Cablecom would have reduced the amount of the property plant and equipment, and depreciation expense would have been reduced over the life of the asset. The total amount of the reduction in property plant and equipment would have been CHF 14,768k at December 31, 1999 and 1998. Accumulated amortization would have been CHF 2,684k and CHF 1,762k as at December 31, 1999 and 1998, respectively.


J)       TREASURY SHARES

Cablecom records the shares held in treasury as an asset at the amount paid under Swiss ARR. Under U.S. GAAP, Cablecom would record the amount paid to acquire its own shares as a reduction of equity.

K)       GOODWILL

Under Swiss ARR, goodwill can be offset against shareholders' equity at the time of acquisition. During 1999, goodwill arising on acquisitions, excluding Swiss Online which has been included in Note 21 g), amounting to CHF 3,007k was recorded directly to equity (see statement of shareholders' equity). Under U.S. GAAP, Cablecom would have recorded the excess of the purchase price over the fair value of net assets acquired as an asset and amortized this asset over its estimated life. Amortization expense for 1999 would have been CHF 188k.


L)       DEFERRED INCOME TAXES

There are no significant differences between Swiss ARR and U.S. GAAP in the methodology in accounting for income taxes. Under U.S. GAAP, a valuation allowance would have been recorded for the deferred tax asset associated with the loss carryforwards as is was more than likely that it would not be realized.

The adjustment to deferred income taxes is attributable to the other U.S. GAAP adjustments.


M)       LOANS TO SHAREHOLDERS

At December 31, 1998, under Swiss ARR, loans to shareholders in an amount of CHF 444,000k were classified as long-term. These loans did not have stated terms. Under U.S. GAAP, such loans were reclassified to short-term debt. As part of the agreement to sell all of the assets and liabilities of the Cablecom group to NTL Incorporated, it was agreed that these loans would become due on the closing of the sale, which was in the first quarter of 2000. These loans were therefore recorded as short-term debt at December 31, 1999 under Swiss ARR.

STATEMENT OF COMPREHENSIVE INCOME UNDER U.S. GAAP

SFAS 130 "Reporting Comprehensive Income" established standards for the reporting and display of comprehensive income and its components. Comprehensive income includes net income and all changes in equity during the period that arise from non-owner sources, such as foreign currency items and unrealized gains and losses on securities available for sale. The additional disclosures required under U.S. GAAP are as follows:




(CHF in thousands)                                                             1999                      1998
                                                                  ------------------        ------------------

Net income under U.S. GAAP                                                   12,811                    64,171
Other comprehensive income, Translation adjustments                              14                      (14)
                                                                  ------------------        ------------------
Comprehensive income under U.S. GAAP                                         12,825                    64,157
                                                                  ==================        ==================


As the amount of securities held for sale is insignificant, the application of SFAS 115, which would require Cablecom to record changes in the fair value in comprehensive income, would not be material.

Cablecom does not maintain information to determine the cumulative amount of the translation adjustment.